Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

STAPLES, INC.

*********
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
Staples, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
The Board of Directors of the Corporation duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, proposing an amendment to the Restated Certificate of Incorporation of the Corporation, as amended, and declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That Article XI of the Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following be inserted in lieu thereof:
"ARTICLE XI
ACTION BY WRITTEN CONSENT

Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting and without a vote if a consent or consents in writing, solicited, executed and delivered in accordance with this Article XI, the By-Laws of the Corporation and applicable law, setting forth the action so taken, shall be signed and delivered to the Corporation and not revoked by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholder action by written consent may only be taken (1) if sought by a stockholder of record who has complied with the procedures described below, as determined by the Board of Directors, or (2) if solicited by the Board of Directors (in which case the Corporation shall solicit consents from all holders of outstanding voting stock). The right of stockholders to otherwise act by written consent is expressly prohibited. If the Board of Directors determines that a stockholder did not properly comply with the applicable procedures, then the Board of Directors shall not be required to fix a record date and any purported action by written consent shall be null and void to the fullest extent permitted by applicable law.

In the case of a stockholder of record seeking to have the stockholders take corporate action by written consent, such action may only be taken if:

(1)    such stockholder has, by written notice to the secretary in accordance with the By-Laws of the Corporation, requested that the board of directors fix a record date, including in such written notice (A) a description of the action that such stockholder proposes to take by written consent, including the text of any proposal to be submitted to stockholders and the identity of any person proposed to be elected as a director, (B) the information required by the By-Laws of the Corporation to be contained in a stockholder's notice of business or a nomination to be brought before a meeting of stockholders and (C) any other information relating to the stockholder, the beneficial owner, if any, on whose behalf the proposal is made, or the proposal that would be required to be disclosed in a proxy statement or other filings in connection with the solicitation of proxies or consents relating to the proposed action pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder (as such may be amended from time to time);

(2)    the Board of Director fixes such a record date or has failed to do so within thirty (30) days after the date on which such request was received by the secretary; and

(3)     such stockholder uses reasonable efforts to solicit consents to take such action from all holders of outstanding voting stock as of the record date.

The Corporation shall, in accordance with Rule 14a-7 under the Securities Exchange Act of 1934 (or any amended or successor provision), reasonably cooperate with such stockholder in fulfilling the Corporation's obligations under such rule to provide a list of, or mail soliciting materials to, stockholders.

Any action by written consent initiated by a stockholder of record will take effect as of the date and time that the written consents are certified in accordance with the By-Laws of the Corporation and will not relate back to the date the written consents were delivered to the Corporation.

Any stockholder of record seeking to take action by written consent shall comply with all requirements of applicable law, including all requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (as such may be amended from time to time), with respect to such action.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned officer of the Corporation this 4 day of June, 2012.
STAPLES, INC.
By: /s/ MARK A. WEISS
Name: Mark A. Weiss
Title: VP, Assistant General Counsel